UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 8, 2009

MENDOCINO BREWING COMPANY, INC.
(Exact name of issuer as specified in its charter)

California
(State or Other Jurisdiction of Incorporation)

0-22524                                            68-0318293
(Commission File No.)  (IRS Employer Identification Number)

1601 Airport Road, Ukiah, California                95482
(Address of principal executive offices)           (Zip Code)

(707) 463-6610
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)

(1) On May 8, 2009, Mendocino Brewing Company, Inc. (the "Company") received written notice (the "Notice") from Marquette Business Credit, Inc. ("Marquette") that an event of default had occurred and was continuing under that certain Loan and Security Agreement, dated as of November 16, 2006 by and among the Company and its subsidiary Releta Brewing Company, LLC (as borrowers) and Marquette (as lender) (the "Loan Agreement") relating to a revolving loan, a term loan and a capex loan provided by Marquette to the Company.

(2) Specifically, the event of default was triggered by the failure of the Company to remain in compliance with a financial covenant in the Loan Agreement relating to the maintenance of a fixed charge coverage ratio of at least 1.05 to 1.0 for the period of twelve consecutive calendar months ending on March 31, 2009.

(3)  At this time, Marquette has elected to assess the default interest rates under the Loan Agreement; these rates are as follows: (i) for the revolving loan, LIBOR plus 7.125% per annum and (ii) for the capex loan, the term loan and any other obligations owed by the Company to Marquette, LIBOR plus 8.125% per annum.  The default interest rates will apply to the outstanding balances under the respective loans with retroactive effect from and after April 1, 2009.

(4)  Pursuant to the terms of the Loan Agreement, in case of an event of default, Marquette is also entitled in its sole and absolute discretion to (i) terminate its commitment to make loans to the Company under the Loan Agreement, (ii) to declare all outstanding amounts due under the Loan Agreement immediately due and payable and/or (iii) exercise any or all other rights and remedies available to it under the Loan Agreement or applicable law.  Marquette has indicated in the Notice that is does not intend to exercise such additional rights at this time, however, Marquette has not waived the right to pursue such remedies in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC. (Registrant)

Date: May 13, 2009	By:	/s/ Yashpal Singh
Yashpal Singh
President and Chief Executive Officer